Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
SECOND QUARTER 2011 RESULTS
Total Revenues Increased 4.0%
Diluted Earnings per Share of $0.63 in the 2nd Quarter, Including a Restructuring Charge
of $0.05 per Diluted Share Related to the Acquisition of The Rental Store
Repurchased 2.1 Million Shares of Common Stock

Plano, Texas, July 25, 2011 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter ended June 30, 2011.
Second Quarter 2011 Results
Total revenues for the quarter ended June 30, 2011, were $698.3 million, an increase of $26.8 million from total revenues of $671.5 million for the same period in the prior year. This 4.0% increase in total revenues was primarily due to an increase in revenue driven by the RAC Acceptance business, offset by a reduction in revenue due to the discontinuation of the financial services business. Same store sales for the three months ended June 30, 2011, decreased 0.3%.
Net earnings and net earnings per diluted share for the three months ended June 30, 2011, were $39.9 million and $0.63, respectively, as compared to $47.8 million and $0.72, respectively, for the same period in the prior year. Net earnings and net earnings per diluted share for the three months ended June 30, 2011, were reduced by $4.9 million, and approximately $0.05 per share, respectively, due to a pre-tax restructuring charge related to the acquisition of The Rental Store, Inc. as discussed below.
When excluding the pre-tax restructuring charge above, adjusted net earnings per diluted share for the three months ended June 30, 2011, were $0.68, as compared to net earnings per diluted share for the three months ended June 30, 2010, of $0.72. These results include approximately $0.06 per share dilution related to the Company’s growth initiatives.
“Our results for the quarter for our total revenues and earnings were within our expectations,” said Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “Our core rent-to-own customer demand outperformed the comparable period in 2010 even though our customers remain financially constrained by higher fuel and food prices,” Speese added. “The revenue from our growth initiatives continues to perform well with RAC Acceptance contributing close to 6% of our total store revenue. We believe our investment in these growth initiatives will provide both revenue and earnings growth in the future,” Speese continued. “With our strong cash flow generation, we continue to return value to our stockholders with the repurchase of 2.1 million shares of our common stock in the quarter and an increase in our quarterly cash dividend to $0.16 per share beginning in the third quarter,” Speese concluded.
Six Months Ended June 30, 2011 Results
Total revenues for the six months ended June 30, 2011, were $1.440 billion, an increase of $50.0 million from total revenues of $1.390 billion for the same period in the prior year. This 3.6% increase in total revenues was primarily due to an increase in revenue driven by the RAC Acceptance business, offset by a reduction in revenue due to the discontinuation of the financial services business. Same store sales for the six months ended June 30, 2011, decreased 0.1%.

Net earnings and net earnings per diluted share for the six months ended June 30, 2011, were $84.1 million and $1.32, respectively, as compared to $99.3 million and $1.49, respectively, for the same period in the prior year.
Net earnings and net earnings per diluted share for the six months ended June 30, 2011, were impacted by the following significant items, as discussed below:
•	A $4.9 million pre-tax restructuring charge, or approximately $0.05 per share, related to the acquisition of The Rental Store, Inc.;

•	A $7.3 million pre-tax impairment charge, or approximately $0.07 per share, related to the discontinuation of the financial services business; and

•	A $2.8 million pre-tax litigation expense, or approximately $0.03 per share, related to the prospective settlement of wage and hour claims in California.
Collectively, these items reduced net earnings per diluted share by approximately $0.15 for the six months ended June 30, 2011.
When excluding the items above, adjusted net earnings per diluted share for the six months ended June 30, 2011, were $1.47, as compared to net earnings per diluted share for the six months ended June 30, 2010, of $1.49.
Through the six month period ended June 30, 2011, the Company generated cash flow from operations of approximately $171.2 million, while ending the quarter with approximately $74.0 million of cash on hand. During the six month period ended June 30, 2011, the Company repurchased 2,938,702 shares of its common stock for approximately $92.7 million in cash under its common stock repurchase program. To date, the Company has repurchased a total of 26,409,047 shares and has utilized approximately $644.0 million of the $800.0 million authorized by its Board of Directors since the inception of the plan. Also, reflecting the confidence in its strong cash flows, the Company announced on May 12, 2011, that its Board of Directors approved a 167% increase in its quarterly cash dividend from $0.06 per share to $0.16 per share, beginning with the dividend for the third quarter of 2011.
In addition, on July 14, 2011, the Company announced the completion of the refinancing of its senior credit facility. The new $750 million senior credit facility consists of $250 million in term loans and a $500 million revolving credit facility. Based on the Company’s present consolidated leverage ratio, the Company expects an approximate 100 basis point improvement in interest rates on the new credit facility as compared to the prior facility. The facility will mature in July 2016.
2011 Significant Items
Restructuring Charge. During the second quarter of 2011, the Company recorded a pre-tax restructuring charge of approximately $4.9 million in connection with the December 2010 acquisition of The Rental Store, Inc. This charge relates to post-acquisition lease terminations. This pre-tax restructuring charge of $4.9 million reduced net earnings per diluted share by approximately $0.05 in both the three month and six month periods ended June 30, 2011.
Financial Services Charge. As previously reported, the Company recorded an $18.9 million pre-tax impairment charge during the fourth quarter of 2010 related to the discontinuation of the financial services business. The charge with respect to discontinuing the operations of all 331 store locations related primarily to fixed asset disposals, goodwill impairment, loan write-downs, and other miscellaneous items. During the first quarter of 2011, the Company recorded an additional pre-tax impairment charge of $7.3 million related primarily to loan write-downs, fixed asset disposals (store reconstruction), and other miscellaneous items. For the six months ended June 30, 2011, this pre-tax impairment charge of $7.3 million reduced net earnings per diluted share by approximately $0.07.

Settlement of Wage & Hour Claims in California. As previously reported, the Company recorded a $2.8 million pre-tax litigation expense during the first quarter of 2011 in connection with the settlement of certain putative class actions pending in California alleging various claims, including violations of California wage and hour laws. For the six months ended June 30, 2011, this pre-tax litigation expense of $2.8 million reduced net earnings per diluted share by approximately $0.03.
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Rent-A-Center, Inc. will host a conference call to discuss the second quarter results, guidance and other operational matters on Tuesday morning, July 26, 2011, at 10:45 a.m. EDT. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,020 company-owned stores nationwide and in Canada, Mexico and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 210 rent-to-own stores operating under the trade name of “ColorTyme.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, changes in outstanding indebtedness, or the potential impact of acquisitions or dispositions that may be completed after July 25, 2011.
THIRD QUARTER 2011 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $691 million to $706 million.

•	Store rental and fee revenues are expected to be between $612 million and $624 million.

•	Total store revenues are expected to be in the range of $683 million to $698 million.

•	Same store sales are expected to be in the range of 0.5% to 1.5%.

•	The Company expects to open approximately 20 domestic rent-to-own store locations.

•	The Company expects to open 85 to 110 domestic RAC Acceptance kiosks.

•	The Company expects to open approximately 10 rent-to-own store locations in Mexico.

•	The Company expects to open approximately 5 rent-to-own store locations in Canada.
Expenses
•	The Company expects cost of rental and fees to be between 22.9% and 23.3% of store rental and fee revenue and cost of merchandise sold to be between 74.0% and 78.0% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 57.9% to 59.4% of total store revenue.

•	General and administrative expenses are expected to be approximately 4.7% of total revenue.

•	Net interest expense is expected to be approximately $8 million and depreciation of property assets is expected to be approximately $16 million.

•	The effective tax rate is expected to be in the range of 37.5% to 38.0% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $0.55 to $0.61.

•	Diluted shares outstanding are estimated to be between 63 million and 64 million.
FISCAL 2011 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.868 billion and $2.908 billion.

•	Store rental and fee revenues are expected to be between $2.477 billion and $2.517 billion.

•	Total store revenues are expected to be in the range of $2.835 billion and $2.875 billion.

•	Same store sales are expected to be in the range of 1.0% to 2.0%.

•	The Company expects to open approximately 40 domestic rent-to-own store locations.

•	The Company expects to open 350 to 375 domestic RAC Acceptance kiosks.

•	The Company expects to open 40 to 55 rent-to-own store locations in Mexico.

•	The Company expects to open 10 to 20 rent-to-own store locations in Canada.
Expenses
•	The Company expects cost of rental and fees to be between 22.8% and 23.2% of store rental and fee revenue and cost of merchandise sold to be between 73.5% and 77.5% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 55.5% to 57.0% of total store revenue.

•	General and administrative expenses are expected to be approximately 4.6% of total revenue.

•	Net interest expense is expected to be approximately $34 million and depreciation of property assets is expected to be in the range of $63 million to $66 million.

•	The effective tax rate is expected to be in the range of 37.5% to 38.0% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $2.85 to $3.00.

•	Diluted shares outstanding are estimated to be between 63 million and 64 million.

Store Activity

	Domestic			International
		RAC	Get It Now/
	RTO	Acceptance	Home Choice	Canada	Mexico

Three Months Ended June 30, 2011
Stores at beginning of period	2,949	482	41	18	10
New store openings	7	130	—	—	5
Acquired stores remaining open	—	3	—	—	—
Closed stores
Merged with existing stores	6	—	—	—	—
Sold or closed with no surviving store	2	4	—	—	—

Stores at end of period	2,948	611	41	18	15

Acquired stores closed and accounts merged with existing stores	4	—	—	—	—

	Domestic			International
		RAC	Get It Now/
	RTO	Acceptance	Home Choice	Canada	Mexico

Six Months Ended June 30, 2011
Stores at beginning of period	2,943	384	42	18	5
New store openings	15	239	—	—	10
Acquired stores remaining open	—	3	—	—	—
Closed stores
Merged with existing stores	8	6	—	—	—
Sold or closed with no surviving store	2	9	1	—	—

Stores at end of period	2,948	611	41	18	15

Acquired stores closed and accounts merged with existing stores	6	—	—	—	—

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to retain the revenue associated with acquired customer accounts; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company’s failure to comply with statutes or regulations governing the rent-to-own or financial services industries; interest rates; changes in the unemployment rate; economic pressures, such as high fuel costs, affecting the disposable income available to the Company’s targeted consumers; conditions affecting consumer spending and the impact, depth, and duration of current economic conditions; changes in the Company’s stock price and the number of shares of common stock that it may or may not repurchase; future dividends; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of the Company’s litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2010 and its quarterly report on Form 10-Q for the quarter ended March 31, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS

(In thousands of dollars, except per share data)	Three Months Ended June 30,
	2011	2011		2010
	Before	After
	Significant Items	Significant Items
	(Non-GAAP	(GAAP		(GAAP
	Earnings)	Earnings)		Earnings)

Total Revenue	$698,253	$698,253		$671,543
Operating Profit	78,085	73,152	(1)	82,831
Net Earnings	42,975	39,888	(1)	47,830
Diluted Earnings per Common Share	$0.68	$0.63	(1)	$0.72
Adjusted EBITDA	$95,370	$95,370		$100,173

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$68,709	$63,776		$76,936
Add back:
Restructuring Charge	—	4,933		—
Interest Expense, net	9,376	9,376		5,895
Depreciation of Property Assets	16,153	16,153		15,802
Amortization and Write-down of Intangibles	1,132	1,132		1,540

Adjusted EBITDA	$95,370	$95,370		$100,173

(In thousands of dollars, except per share data)	Six Months Ended June 30,
	2011	2011		2010
	Before	After		After
	Significant Items	Significant Items		Significant Items
	(Non-GAAP	(GAAP		(GAAP
	Earnings)	Earnings)		Earnings)

Total Revenue	$1,440,431	$1,440,431		$1,389,962
Operating Profit	168,624	153,571	(1)(2)(3)	171,534
Net Earnings	93,526	84,118	(1)(2)(3)	99,291
Diluted Earnings per Common Share	$1.47	$1.32	(1)(2)(3)	$1.49
Adjusted EBITDA	$202,445	$202,445		$205,648

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$149,642	$134,589		$159,724
Add back:
Litigation Settlement	—	2,800		—
Impairment Charge	—	7,320		—
Restructuring Charge	—	4,933		—
Interest Expense, net	18,982	18,982		11,810
Depreciation of Property Assets	31,831	31,831		31,523
Amortization and Write-down of Intangibles	1,990	1,990		2,591

Adjusted EBITDA	$202,445	$202,445		$205,648

(1)	Includes the effects of a $4.9 million pre-tax restructuring charge in the second quarter of 2011 for lease terminations related to The Rental Store acquisition. The charge reduced net earnings per diluted share by approximately $0.05 in both the three month and six month periods ended June 30, 2011.

(2)	Includes the effects of a $7.3 million pre-tax impairment charge in the first quarter of 2011 related to the discontinuation of the financial services business. The charge reduced net earnings per diluted share by approximately $0.07 for the six months ended June 30, 2011.

(3)	Includes the effects of a $2.8 million pre-tax litigation expense in the first quarter of 2011 related to the prospective settlement of wage and hour claims in California. The expense reduced net earnings per diluted share by approximately $0.03 for the six months ended June 30, 2011.

SELECTED BALANCE SHEET HIGHLIGHTS

(In thousands of dollars)	June 30,
	2011	2010
Cash and Cash Equivalents	$74,031	$74,094
Receivables, net	44,573	65,567
Prepaid Expenses and Other Assets	66,872	45,332
Rental Merchandise, net
On Rent	673,431	551,804
Held for Rent	194,239	198,609
Total Assets	$2,643,599	$2,410,802

Senior Debt	$361,544	$622,403
Senior Notes	300,000	—
Total Liabilities	1,272,501	1,057,518
Stockholders’ Equity	$1,371,098	$1,353,284

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands of dollars, except per share data)	Three Months Ended June 30,
	2011	2010
	Unaudited
Store Revenue
Rentals and Fees	$617,796	$586,523
Merchandise Sales	50,973	43,031
Installment Sales	16,571	14,503
Other	4,143	19,523

	689,483	663,580
Franchise Revenue
Franchise Merchandise Sales	7,525	6,755
Royalty Income and Fees	1,245	1,208

Total Revenue	698,253	671,543

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	139,295	129,818
Cost of Merchandise Sold	39,510	32,603
Cost of Installment Sales	5,898	5,003
Salaries and Other Expenses	395,091	381,121
Franchise Cost of Merchandise Sold	7,195	6,454

	586,989	554,999

General and Administrative Expenses	32,047	32,173
Amortization and Write-down of Intangibles	1,132	1,540
Restructuring Charge	4,933	—

Total Operating Expenses	625,101	588,712

Operating Profit	73,152	82,831

Interest Expense	9,613	6,051
Interest Income	(237)	(156)

Earnings before Income Taxes	63,776	76,936

Income Tax Expense	23,888	29,106

NET EARNINGS	$39,888	$47,830

BASIC WEIGHTED AVERAGE SHARES	62,450	65,945

BASIC EARNINGS PER COMMON SHARE	$0.64	$0.73

DILUTED WEIGHTED AVERAGE SHARES	63,148	66,773

DILUTED EARNINGS PER COMMON SHARE	$0.63	$0.72

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands of dollars, except per share data)	Six Months Ended June 30,
	2011	2010
	Unaudited
Store Revenue
Rentals and Fees	$1,228,224	$1,170,371
Merchandise Sales	150,239	132,428
Installment Sales	33,258	29,640
Other	9,482	39,859

	1,421,203	1,372,298
Franchise Revenue
Franchise Merchandise Sales	16,671	15,180
Royalty Income and Fees	2,557	2,484

Total Revenue	1,440,431	1,389,962

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	274,944	259,932
Cost of Merchandise Sold	108,089	94,414
Cost of Installment Sales	11,946	10,429
Salaries and Other Expenses	792,289	772,592
Franchise Cost of Merchandise Sold	15,949	14,522

	1,203,217	1,151,889

General and Administrative Expenses	66,600	63,948
Amortization and Write-down of Intangibles	1,990	2,591
Litigation Settlement	2,800	—
Impairment Charge	7,320	—
Restructuring Charge	4,933	—

Total Operating Expenses	1,286,860	1,218,428

Operating Profit	153,571	171,534

Interest Expense	19,373	12,134
Interest Income	(391)	(324)

Earnings before Income Taxes	134,589	159,724

Income Tax Expense	50,471	60,433

NET EARNINGS	$84,118	$99,291

BASIC WEIGHTED AVERAGE SHARES	62,902	65,822

BASIC EARNINGS PER COMMON SHARE	$1.34	$1.51

DILUTED WEIGHTED AVERAGE SHARES	63,720	66,645

DILUTED EARNINGS PER COMMON SHARE	$1.32	$1.49